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Exhibit 5

                            Bingham, Dana & Gould LLP
                               150 Federal Street
                           Boston, Massachusetts 02110

                                January 10, 1997

UroMed Corporation
64 A Street
Needham, MA 02194

     Re: Registration Statement on Form S-3 under the Securities Act of 1933, as amended

Ladies and Gentlemen:

     We have acted as counsel to UroMed Corporation, a Massachusetts corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of $69,000,000 in aggregate principal amount of 6% Convertible Subordinated Notes due October 15, 2003 (the "Notes"), and the shares of the common stock, no par value per share, of the Company issuable upon the conversion of the Notes (the "Conversion Shares"), to be offered by certain securityholders of the Company pursuant to a Registration Statement (the "Registration Statement") on Form S-3, filed by the Company with the Securities and Exchange Commission on January 10, 1997.

     As such counsel, we have reviewed the corporate proceedings taken by the Company with respect to the authorization and issuance of the Notes and the authorization of the Conversion Shares issuable upon conversion of the Notes. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of the Notes and such corporate records, documents, agreements and other instruments, and certificates of officers of the Company as to certain factual matters, and have made such investigation of law, and have discussed with officers and representatives of the Company such questions of fact, as we have deemed necessary or appropriate to enable us to express the opinions rendered hereby.

     We have assumed without any investigation the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing a document.

     In rendering our opinions below, we have assumed, without investigation, that the Company has received or will receive prior to issuance in the case of the Conversion Shares the consideration called for by the resolutions of the Board of Directors of the Company authorizing the issuance of the Notes or the Conversion Shares, as applicable.

     We have also assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

     The enforceability of any obligation of the Company may be subject to, affected by or limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, marshaling or other laws, rules of law,

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UroMed Corporation
January 10, 1997
Page 2

or regulations affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of creditors rights).

     This opinion is limited solely to the Business Corporation Law of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts.

     Based upon the foregoing, we are of the opinion that:

1. The Notes are validly issued and constitute binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. The Conversion Shares, when issued upon conversion of the Notes in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                   Very truly yours,

                                   /s/ BINGHAM, DANA & GOULD LLP

                                   BINGHAM, DANA & GOULD LLP